EXHIBIT (a)(1)(i)

CC MEDIA HOLDINGS, INC.

OFFER TO EXCHANGE

CERTAIN OUTSTANDING OPTIONS TO PURCHASE CLASS A COMMON STOCK

FOR REPLACEMENT OPTIONS TO PURCHASE CLASS A COMMON STOCK

THIS OFFER AND ALL WITHDRAWAL RIGHTS EXPIRE

AT 5:00 P.M., EASTERN STANDARD TIME, ON MARCH 21, 2011

UNLESS THIS OFFER IS EXTENDED OR TERMINATED

The date of this Offer is February 18, 2011

CC Media Holdings, Inc., which is sometimes referred to in this Offer to Exchange as the “Company,” “CC Media,” “our,” “us” and “we,” is offering officers and other eligible employees of CC Media and its direct and indirect subsidiaries the opportunity to exchange outstanding options to purchase shares of our Class A common stock, par value $0.001 per share, granted under the Clear Channel 2008 Executive Incentive Plan (the “Plan”) pursuant to either the Senior Management Option Agreement under the Plan (the “Senior Management Option Agreement”) or the Executive Option Agreement under the Plan (the “Executive Option Agreement”) that have a per share exercise price equal to $36.00 and an expiration date on or prior to September 10, 2019, which we refer to as “Eligible Options” or “Eligible Option awards,” for new options to purchase one-half of the number shares underlying the Eligible Options at an exercise price equal to $10.00, which we refer to as “Replacement Options” or “Replacement Option awards,” on the terms and under the conditions set forth in this Offer to Exchange. In this Offer to Exchange, we refer to this offering as this “Offer” and we refer to the exchange of Eligible Options for Replacement Options in accordance with the terms of this Offer as the “Exchange Program.” In this Offer to Exchange, when we refer to a “Section,” unless otherwise indicated, we are referring to a Section of the discussion in this Offer to Exchange under the caption “This Offer,” which begins on page 12.

Each of the Eligible Options that may be exchanged pursuant to this Offer has been granted under the Plan. Replacement Options were granted under the Plan, subject to forfeiture if an Eligible Person becomes ineligible to participate in, or declines to participate in, the Offer, and are subject to the terms and conditions set forth in this Offer to Exchange, the related CC Media Stock Option Exchange Program Election Form, which we refer to as the “Election Form,” and the related applicable CC Media Senior Management Replacement Option Agreement or CC Media Executive Replacement Option Agreement, which we refer to as the “Replacement Option Agreement.” If your Eligible Options were awarded pursuant to the Senior Management Option Agreement and you elect to exchange your Eligible Options for a Replacement Option award, your Replacement Option award will be governed by the terms of the CC Media Senior Management Replacement Option Agreement; otherwise, your Replacement Option award will be governed by the terms of the CC Media Executive Replacement Option Agreement. Please refer to the form of Replacement Option Agreement included with this Offer. Participation in the Exchange Program is entirely voluntary.

An individual will be eligible to participate in the Exchange Program provided that, during the entire period from and including February 18, 2011 through the expiration of the Offer, which we refer to as the “Eligibility Period,” he or she satisfies all of the following conditions:

•

Is actively employed by CC Media or a subsidiary of CC Media, or is receiving long-term disability benefits from CC Media or a subsidiary of CC Media, or is on one of the following short-term leaves, as defined by CC Media or such subsidiary:

•	Military leave;

•	Short-term disability leave;

•	Family medical leave;

•	Short-term personal leave;

•	Health leave; or

•	Other short-term leave approved by CC Media or such subsidiary; and

•	Holds at least one Eligible Option.

Current and former members of the board of directors of CC Media, including any member of the board of directors who also serves as an employee of CC Media or its subsidiaries, will not be eligible to participate in the Offer.

In this Offer to Exchange, we refer to the individuals who are eligible to participate in the Exchange Program as “Eligible Persons.”

If you are an Eligible Person and you elect to participate in the Exchange Program, you must exchange all of your Eligible Options. Partial exchanges of less than all of your Eligible Options are not permitted. If you have previously exercised a portion of an Eligible Option award, only the portion of that grant which has not yet been exercised will be eligible to be exchanged in the Exchange Program.

Each Eligible Person who participates in the Exchange Program will be permitted to retain Replacement Options to purchase shares of CC Media Class A common stock in an amount equal to one-half of the number of shares of common stock underlying such Eligible Person’s Eligible Options tendered and accepted for exchange in accordance with the terms of this Offer at the time immediately prior to the Eligible Options being cancelled.

All Eligible Options that are accepted for exchange pursuant to this Offer will be cancelled following the expiration of this Offer, currently scheduled to expire at 5:00 p.m., EST, on March 21, 2011. An Eligible Option award that is accepted for exchange will no longer be exercisable after the expiration of this Offer, unless the individual who tendered it for exchange ceases to be an Eligible Person before the end of the Eligibility Period, in which event the Replacement Option award will terminate, expire and/or be forfeited and the Eligible Option award will remain outstanding and exercisable in accordance with its terms, notwithstanding any action the Company may have taken to cancel the Eligible Options or issue the Replacement Options, which will be void and of no force or effect if the tendering individual ceases to be an Eligible Person before the expiration of the Eligibility Period. If you elect to exchange Eligible Options pursuant to this Offer and your election is accepted, your Eligible Options will be exchanged for Replacement Options granted under the Plan as of the date of the commencement of the Offer. If you are not eligible to participate in the Offer or do not elect to participate in the Offer on the terms set forth herein, any Replacement Options granted to you will terminate, expire and/or be forfeited on the expiration date of the Offer.

Each Replacement Option award:

•	has a per share exercise price equal to $10.00;

•	was unvested at the time it was granted;

•	is divided equally into three tranches with each tranche vesting, subject to the Eligible Person’s continuing employment, as follows:

•

Tranche 1: Tranche 1 Options will vest and become exercisable in four equal annual installments on each of the first, second, third and fourth anniversaries of the grant date of the Replacement Options.

•

Tranche 2: Tranche 2 Options will become eligible to vest (subject to our achieving a 0.5x Return to Investor (as defined in the applicable Replacement Option Agreement)) in four equal annual installments on each of the first, second, third and fourth anniversaries of the grant date of the Replacement Options. Tranche 2 Options that are eligible to vest shall only vest and become exercisable upon the achievement of a 0.5x Return to Investor. Subject to the other terms and provisions of the applicable Replacement Option Agreement and the Plan, Tranche 2 Options not eligible to vest on the date a 0.5x Return to Investor is achieved, shall thereafter vest and become exercisable when they become eligible to vest.

•

Tranche 3: Tranche 3 Options will become eligible to vest (subject to our achieving a 2.0x Return to Investor (as defined in the applicable Replacement Option Agreement)) in four equal annual installments on each of the first, second, third and fourth anniversaries of the grant date of the Replacement Options. Tranche 3 Options that are eligible to vest shall only vest and become exercisable upon the achievement of a 2.0x Return to Investor. Subject to the other terms and provisions of the applicable Replacement Option Agreement and the Plan, Tranche 3 Options not eligible to vest on the date a 2.0x Return to Investor is achieved, shall thereafter vest and become exercisable when they become eligible to vest.

•	is a nonqualified stock option;

•	will have a ten-year term from the grant date of the Replacement Options; and

•	has the terms and conditions specified in the applicable Replacement Option Agreement.

Although our compensation committee and board of directors have approved this Offer, neither we nor our compensation committee nor our board of directors makes any recommendation as to whether you should elect to exchange or refrain from electing to exchange your Eligible Options. You must make your own personal decision whether to elect to exchange your Eligible Options pursuant to this Offer. We urge you to consult your personal financial and tax advisors before deciding whether to elect to exchange your Eligible Options.

This Offer is not conditioned upon a minimum aggregate number of Eligible Options being tendered for exchange. This Offer is subject to certain conditions which we describe in Section 7 of this Offer to Exchange.

Shares of our Class A common stock are traded on the Over the Counter Bulletin Board (“OTCBB”) under the ticker symbol “CCMO”. On February 16, 2011, the closing price of one share of our Class A common stock on the OTCBB was $7.50. We recommend that you obtain current market quotations for our Class A common stock before deciding whether to participate in the Exchange Program.

As of December 31, 2010, options to purchase 6,084,787 shares of our Class A common stock had been granted and were outstanding under the Plan. Of these options, Eligible Persons held Eligible Options to purchase a total of 2,781,867 shares of our Class A common stock under the Plan. Currently, there are 130 Eligible Persons, which includes one named executive officer of CC Media.

IMPORTANT

If you wish to participate in the Exchange Program, an individualized Election Form and the form of Replacement Option Agreement applicable to your Replacement Options are included with this Offer. The completed Election Form should be sent to CC Media Holdings, Inc.:

•	by regular mail to CC Media Holdings, Inc., 20880 Stone Oak Parkway, San Antonio, Texas 78258, Attn: Judy K. Mesecher, Director of Retirement Benefits;

•	by facsimile to (210) 253-4641; or

•	by e-mail to stockplans@clearchannel.com.

Election Forms should not be sent via inter-office mail.

To participate, your Election Form must be received by us no later than 5:00 p.m., EST, on March 21, 2011, unless this Offer is extended by us. You will receive a confirmation by e-mail after our receipt of your completed Election Form. If your Eligible Options are properly tendered for exchange, and are not properly withdrawn and are accepted by us for exchange, you will receive a final confirmation notice following the expiration of this Offer. The final confirmation notice will confirm that your Eligible Options have been accepted for exchange and cancelled and will set forth the number of shares you are entitled to purchase with your Replacement Options.

CC Media is not making any recommendation, nor has CC Media authorized any person to make any recommendation on our behalf, as to whether you should exchange or refrain from exchanging your Eligible Options pursuant to this Offer. You should rely only on the information contained in this document or other information to which we have referred you. CC Media has not authorized anyone to give you any information or to make any representation in connection with this Offer other than the information and representations contained in this Offer to Exchange, the related Election Form or the form of Replacement Option Agreement included with this Offer. If anyone makes any recommendation or representation to you or gives you any information other than the information and representations contained in this Offer to Exchange, the related Election Form or Replacement Option Agreement, you must not rely upon that recommendation, information or representation as having been made or authorized by CC Media.

Nothing in this Offer to Exchange shall be construed to give any person the right to remain in the employ of CC Media or any of its subsidiaries or to affect our right to terminate the employment of any person at any time with or without cause to the extent permitted by law. Nothing in this Offer to Exchange should be considered a contract or guarantee of employment, wages or compensation.

CC Media reserves the right to amend or terminate the Plan at any time, and the grant of any options under the Plan, or this Offer, does not in any way obligate CC Media to grant additional options or offer further opportunities to participate in any offer to exchange at any future time. The grant of any options and any future options under the Plan or in relation to this Offer is wholly discretionary in nature and is not to be considered part of any normal or expected compensation that is or would be subject to severance, resignation, termination or similar pay, other than to the extent required by applicable law.

v

INDEX TO SUMMARY TERM SHEET

		Page
EXCHANGE PROGRAM DESIGN AND PURPOSE		1

1.	What is the Exchange Program?	1
2.	Why are we conducting the Exchange Program?	1
3.	What are Eligible Options?	2
4.	Who are Eligible Persons?	2
5.	Who is not eligible to participate in the Exchange Program?	2
6.	What are Replacement Options?	2
7.	How are Replacement Options different from Eligible Options?	2
8.	When will the Replacement Options vest?	3
9.	How many shares will I be able to purchase if I exercise a Replacement Option?	3
10.	Do I have to participate in the Exchange Program?	4
11.	When must I be an Eligible Person?	4
12.	Does participation in the Exchange Program create a right to continued employment?	4
13.	What happens if I leave CC Media or one of its subsidiaries because my employment is terminated by CC Media or one of its subsidiaries, I die or I otherwise become ineligible at any time during the Eligibility Period?	4
14.	Why can’t I just retain the Replacement Options without being required to forfeit my Eligible Options?	4
15.	If I participate in the Exchange Program, what will happen to my Eligible Options?	4
16.	What will happen to my Eligible Options if I choose not to participate?	5
17.	Will my participation in the Exchange Program affect my eligibility to receive future stock option grants?	5
18.	What are the conditions to this Offer?	5

ADMINISTRATION AND TIMING OF EXCHANGE PROGRAM		5
19.	How do I participate in the Exchange Program?	5
20.	How will I know CC Media received my Election Form?	5
21.	How will I know my Eligible Options were exchanged?	6
22.	Is CC Media required to accept my Eligible Options for exchange?	6
23.	How do I obtain information about all of my Eligible Options?	6
24.	Must I submit my Eligible Option grant documents with my Election Form?	6
25.	What is the deadline to elect to participate in the Exchange Program?	6
26.	What will happen if my Election Form is not received as required by the deadline?	6
27.	May I withdraw my election?	6
28.	How do I withdraw my election?	7
29.	If I have several different Eligible Option awards, may I elect to exchange one grant but not the others?	7
30.	May I exchange the remaining portion of an Eligible Option award that I have already partially exercised?	7
31.	May I exchange both the vested and unvested portions of an Eligible Option award?	7
32.	When will I receive my Replacement Option grant documents?	7
33.	What if I participate in the Offer and my employment with CC Media or any of its subsidiaries is terminated after the expiration of the Offer?	7
34.	After I receive Replacement Options, what happens if the value of shares of CC Media’s Class A common stock underlying my Replacement Options decreases?	8
35.	How do I determine whether my Eligible Option award will be more or less valuable than the Replacement Option award being offered in the Offer?	8

OTHER IMPORTANT QUESTIONS		9
36.	Are there any U.S. federal income tax consequences to my participation in the Exchange Program?	9
37.	How should I decide whether or not to participate?	9

SUMMARY TERM SHEET

The following are answers to some of the questions that you may have about this Offer. We urge you to read the following questions and answers carefully. We also urge you to read the remainder of this Offer to Exchange where you can find a more complete description of the topics in this Summary Term Sheet, the Election Form and the form of Replacement Option Agreement applicable to your Replacement Options. Because each Eligible Person is in a different financial situation, we encourage you to consult with your personal financial and tax advisors before deciding whether or not to participate in the Exchange Program. Please review these questions and answers and the other materials provided to ensure that you are making an informed decision regarding whether or not to participate in the Exchange Program.

The questions and answers have been separated into three categories:

•	Exchange Program Design and Purpose

•	Administration and Timing of Exchange Program

•	Other Important Questions

EXCHANGE PROGRAM DESIGN AND PURPOSE

1.	What is the Exchange Program?

The Exchange Program is a program being offered by CC Media to allow Eligible Persons to exchange their Eligible Options for Replacement Options. The Exchange Program is entirely voluntary and will allow Eligible Persons to choose whether to keep their Eligible Options at the existing exercise prices and existing terms and conditions or to exchange those Eligible Options for fewer Replacement Options with a lower exercise price and different terms and conditions (as described herein). The Exchange Program does not pertain to, and will have no affect on, any options you own other than Eligible Options.

2.	Why are we conducting the Exchange Program?

We have granted stock options to certain of our key employees and executive officers consistent with the view that stock-based incentive compensation plays a key role in our being able to recruit, motivate and retain qualified individuals to serve in leadership roles. While our compensation packages generally include a number of different components, we believe equity compensation is a key component as it encourages members of our leadership team to work toward our success and aligns their interests with those of our stockholders by providing them with a means by which they can benefit from increasing the value of our common stock. We believe that it is beneficial to our stockholders to maintain an incentive pool of shares that can be granted to retain and incentivize our key employees and executive officers.

We granted non-qualified options to purchase shares of our Class A common stock under the Plan at an exercise price equal to $36.00, of which options to purchase 5,532,052 shares are currently outstanding. The option exercise price is significantly higher than the current market price of our Class A common stock. Although we continue to believe that stock options are an important component of our compensation program for members of our leadership team, we believe that options with an exercise price equal to $36.00 are perceived by their holders as having a reduced incentive and retention effect due to the difference between the exercise price and the current market price of our Class A common stock. As a result, these options are not providing the incentive and retention value that our board of directors believes are necessary to ensure our future success and to grow the value of shares of our common stock. Therefore, we would like to offer you the opportunity to exchange these Eligible Options for Replacement Options to purchase a reduced number of shares at an exercise price closer to the current market price of our Class A common stock, subject to certain time-based and performance-based vesting restrictions.

3.	What are Eligible Options?

Eligible Options are those currently outstanding options to purchase from CC Media shares of CC Media Class A common stock that (i) have an exercise price equal to $36.00, (ii) have an expiration date on or prior to September 10, 2019, (iii) were granted under the Plan pursuant to either the Senior Management Option Agreement or the Executive Option Agreement and (iv) are held by Eligible Persons.

4.	Who are Eligible Persons?

An individual will be eligible to participate in the Exchange Program provided that, during the entire period from and including February 18, 2011 through the date of the expiration of the Offer, he or she satisfies all of the following conditions:

•

Is actively employed by CC Media or a subsidiary of CC Media, or is receiving long-term disability benefits from CC Media or a subsidiary of CC Media, or is on one of the following short-term leaves, as defined by CC Media or such subsidiary:

•	Military leave;

•	Short-term disability leave;

•	Family medical leave;

•	Short-term personal leave;

•	Health leave; or

•	Other short-term leave approved by CC Media or such subsidiary; and

•	Holds at least one Eligible Option.

5.	Who is not eligible to participate in the Exchange Program?

The following individuals are not eligible to participate in the Exchange Program:

•	Retirees;

•	Persons on short-term leave other than one of the short-term leaves described in the answer to Question 4 above;

•	Current and former members of our board of directors, including any member of our board of directors who also serves as an employee of the Company or any of its subsidiaries; and

•	Employees who are not employed by the Company or its subsidiaries on the expiration date of the Offer.

6.	What are Replacement Options?

Replacement Options are the options that have been conditionally granted to Eligible Persons and which may be retained in exchange for tendered and accepted Eligible Options, or forfeited if you do not tender your Eligible Options in the Offer.

7.	How are Replacement Options different from Eligible Options?

Each Replacement Option award represents the right to purchase fewer shares of our Class A common stock at a lower exercise price per share than the Eligible Option award for which it is exchanged. Each Replacement Option award represents the right to purchase one-half of the number of shares of Class A common stock underlying the Eligible Option award for which it is exchanged at an exercise price equal to $10.00.

Other than the number of shares that may be purchased, the exercise price, the vesting schedule and performance conditions and the new ten-year term, the terms and conditions of the Replacement Options are substantially similar to the respective Eligible Options for which they may be exchanged. The Eligible Options are divided equally into three tranches. One tranche of the Eligible Options is subject to time-based vesting and vests in five equal annual installments. A second tranche of the Eligible Options is eligible to vest in five equal annual installments, subject to our achieving a 2.0x Return to Investor (as defined in the stock option agreements governing the Eligible Options). A third tranche of the Eligible Options is eligible to vest in five equal annual installments, subject to our achieving a 2.5x Return to Investor (as defined in the stock option agreements governing the Eligible Options). The vesting schedule of each Replacement Option award is described in the answer to Question 8 below.

8.	When will the Replacement Options vest?

Each Replacement Option award was unvested at the time it was granted. Each Replacement Option award is divided equally into three tranches. One tranche of the Replacement Options will be subject to time-based vesting, and two tranches of the Replacement Options will be subject to time and performance-based vesting, in each case, subject to Eligible Person’s continuing employment, as follows:

•	Tranche 1: Tranche 1 Options will vest and become exercisable in four equal installments on each of the first, second, third and fourth anniversaries of the grant date of the Replacement Options.

•

Tranche 2: Tranche 2 Options will become eligible to vest (subject to our achieving a 0.5x Return to Investor (as defined in the applicable Replacement Option Agreement)) in four equal installments on each of the first, second, third and fourth anniversaries of the grant date of the Replacement Options. Tranche 2 Options that are eligible to vest shall only vest and become exercisable upon the achievement of a 0.5x Return to Investor. Subject to the other terms and provisions of the applicable Replacement Option Agreement and the Plan, Tranche 2 Options not eligible to vest on the date a 0.5x Return to Investor is achieved shall thereafter vest and become exercisable when they become eligible to vest.

•

Tranche 3: Tranche 3 Options will become eligible to vest (subject to our achieving a 2.0x Return to Investor (as defined in the applicable Replacement Option Agreement)) in four equal installments on each of the first, second, third and fourth anniversaries of the grant date of the Replacement Options. Tranche 3 Options that are eligible to vest shall only vest and become exercisable upon the achievement of a 2.0x Return to Investor. Subject to the other terms and provisions of the applicable Replacement Option Agreement and the Plan, Tranche 3 Options not eligible to vest on the date a 2.0x Return to Investor is achieved shall thereafter vest and become exercisable when they become eligible to vest.

9.	How many shares will I be able to purchase if I exercise a Replacement Option?

Your Replacement Option award represents the right to purchase fewer shares than the Eligible Option award that may be tendered for exchange. The number of shares you are entitled to purchase pursuant to a Replacement Option award may be determined as follows:

•	multiply (i) the number of shares you would have been entitled to purchase pursuant to the Eligible Options you exchanged for Replacement Options by (ii) 50.0%; and

•	round the resulting number up to the nearest whole number.

For example, if an Eligible Person tendered an Eligible Option award representing the right to purchase 101 shares of Class A common stock having an exercise price equal to $36.00 per share, the Eligible Person would be permitted to retain a Replacement Option award representing the right to purchase 51 shares of Class A common stock having an exercise price equal to $10.00 per share in the exchange.

Because two-thirds of your Replacement Option award will be subject to a performance-based vesting condition that may or may not be achieved, you may not benefit from future increases in the price of our Class A common stock with respect to two-thirds of your Replacement Option award even if the price of our Class A common stock exceeds $10.00 per share. For the performance-based vesting condition to be achieved, a transaction, dividend or distribution must occur through which affiliates of Bain Capital Partners, LLC and Thomas H. Lee Partners, L.P. (together, the “sponsors”) realize a specified return on their investment in CC Media.

10.	Do I have to participate in the Exchange Program?

No. Participation in the Exchange Program is completely voluntary. Although our compensation committee and board of directors have approved making this Offer to you, neither CC Media nor the compensation committee nor the board of directors is making any recommendation as to your participation in the Exchange Program. The decision to participate must be yours. We urge you to consult with your personal financial and tax advisors for advice on the tax and other investment-related implications of participating in the Exchange Program.

11.	When must I be an Eligible Person?

To participate in the Exchange Program, you must be an Eligible Person throughout the entire Eligibility Period, which runs from and includes the date this Offer commences (February 18, 2011), through the expiration of the Offer (currently anticipated to be March 21, 2011). If you are not an Eligible Person throughout the entire Eligibility Period, any election you make to participate in this Offer will be automatically voided, your Replacement Options will terminate, expire and/or be forfeited and your existing Eligible Options will remain outstanding in accordance with their current terms and conditions.

12.	Does participation in the Exchange Program create a right to continued employment?

No. Your participation in the Exchange Program gives you no legal or other right to continued employment for any period.

13.	What happens if I leave CC Media or one of its subsidiaries because my employment is terminated by CC Media or one of its subsidiaries, I die or I otherwise become ineligible at any time during the Eligibility Period?

If you are not an Eligible Person for any reason at any time during the Eligibility Period, including on the expiration of the Offer (currently anticipated to be March 21, 2011), any election you make to participate in the Exchange Program will be automatically voided, your Replacement Options will terminate, expire and/or be forfeited and the Eligible Options you tendered for exchange will remain outstanding, in accordance with the terms and conditions of the Eligible Option grant documents for those Eligible Options.

14.	Why can’t I just retain the Replacement Options without being required to forfeit my Eligible Options?

Granting Replacement Options to an Eligible Person without requiring such Eligible Person to forfeit his or her Eligible Options could have a negative effect on our stock dilution, outstanding shares and share price.

15.	If I participate in the Exchange Program, what will happen to my Eligible Options?

Eligible Options that are accepted for exchange under the Exchange Program will be cancelled on the date the Offer expires. The shares of CC Media common stock underlying any cancelled Eligible Options will be available to be awarded under the Plan.

16.	What will happen to my Eligible Options if I choose not to participate?

If you choose not to participate in the Offer, your Eligible Options will remain outstanding in accordance with their existing terms, including the existing exercise price, vesting schedule, performance conditions and expiration date.

17.	Will my participation in the Exchange Program affect my eligibility to receive future stock option grants?

Participation or non-participation in the Exchange Program will have no effect on your consideration for future stock option awards.

18.	What are the conditions to this Offer?

This Offer is subject to a number of conditions, including the conditions described in Section 7 of this Offer to Exchange. Please read this entire Offer to Exchange for a full description of all of the terms and conditions of this Offer. There is no minimum number of Eligible Options that must be tendered in the aggregate by all Eligible Persons as a condition to this Offer.

ADMINISTRATION AND TIMING OF EXCHANGE PROGRAM

19.	How do I participate in the Exchange Program?

Election instructions along with the required documentation to make your exchange election are enclosed with this Offer to Exchange. To participate, you must complete and submit the enclosed Election Form, which must be received by us no later than 5:00 p.m. EST, on March 21, 2011, unless this Offer is extended by us. Election Forms may be submitted by any one of the following methods:

•	mailed to: CC Media Holdings, Inc., 20880 Stone Oak Parkway, San Antonio, Texas 78258, Attn: Judy K. Mesecher, Director of Retirement Benefits;

•	faxed to: (210) 253-4641; or

•	scanned and e-mailed to: stockplans@clearchannel.com.

Election Forms should not be returned via inter-office mail. If you have any questions about the election process, please send an e-mail directly to stockplans@clearchannel.com. You may also call Penn King, Vice President, Total Rewards, at (210) 832-3488. You will have the ability to leave a voice message on this extension.

20.	How will I know CC Media received my Election Form?

You will receive a confirmation by e-mail after we receive your completed Election Form. If you do not receive a confirmation, please call Judy K. Mesecher, Director of Retirement Benefits, at (210) 253-5520 or send an e-mail directly to stockplans@clearchannel.com.

21.	How will I know my Eligible Options were exchanged?

If your Eligible Options are properly tendered for exchange and accepted by us for exchange, you will receive a final confirmation notice following the expiration of this Offer. The final confirmation notice will confirm that your Eligible Options have been accepted for exchange and cancelled and will set forth the number of shares of Class A common stock underlying the Replacement Options issued to you.

22.	Is CC Media required to accept my Eligible Options for exchange?

We reserve the right to reject any or all Eligible Options tendered for exchange that we determine are not in appropriate form or that we determine are unlawful to accept. Subject to our rights to extend, terminate and amend this Offer, we currently expect that we will accept, promptly after the expiration of this Offer, all Eligible Options properly tendered for exchange that are not validly withdrawn.

23.	How do I obtain information about all of my Eligible Options?

You may obtain information about your current Eligible Option award by contacting Judy K. Mesecher, Director of Retirement Benefits, at:

Phone: (210) 253-5520

Email: stockplans@clearchannel.com

24.	Must I submit my Eligible Option grant documents with my Election Form?

No. You do not need to submit any Eligible Option grant documents in order to tender Eligible Options for exchange.

25.	What is the deadline to elect to participate in the Exchange Program?

The deadline to participate in the Exchange Program is 5:00 p.m., EST, on March 21, 2011, unless this Offer is extended by us. This means that your completed Election Form must be received by us before that time. Election Forms can be submitted by any one of the permitted methods set forth in the answer to Question 19 above. Election Forms should not be returned via inter-office mail.

We may, in our discretion, extend this Offer at any time, but we cannot assure you that this Offer will be extended or, if extended, for how long. If this Offer is extended, we will make a public announcement of the extension as described in Section 14 of this Offer to Exchange. If this Offer is extended, you must deliver your Election Form before the time to which this Offer is extended.

26.	What will happen if my Election Form is not received as required by the deadline?

If your Election Form is not received by us by the deadline, then you will not be able to participate in the Exchange Program, your Replacement Options will terminate, expire and/or be forfeited and all Eligible Options currently held by you will remain unchanged, including the exercise price and number of underlying shares.

27.	May I withdraw my election?

Yes. You may withdraw a previously submitted election to exchange Eligible Options at any time before 5:00 p.m., EST, on March 21, 2011. If this Offer is extended by us beyond that time, you can withdraw your election at any time before the time to which this Offer is extended.

28.	How do I withdraw my election?

To withdraw your previously submitted Election Form, you must submit a Withdrawal Form, a copy of which is enclosed with this Offer to Exchange, in the same manner set forth in the answer to Question 19 above, and we must receive the Withdrawal Form before the expiration of this Offer at 5:00 p.m., EST, on March 21, 2011, unless we extend the expiration date, in which case withdrawals must be received before such later expiration date and time. It is your responsibility to confirm that we have received your Withdrawal Form before the expiration of this Offer. Withdrawals may not be rescinded and any Eligible Options withdrawn will not be considered to be properly tendered, unless the withdrawn Eligible Options are properly re-tendered before the expiration of this Offer at 5:00 p.m., EST, on March 21, 2011, unless this Offer is extended by us. If you withdraw your election, you must withdraw your election with respect to all of your Eligible Options. Partial withdrawals of less than all of your Eligible Options are not permitted.

29.	If I have several different Eligible Option awards, may I elect to exchange one grant but not the others?

No. If you were issued more than one Eligible Option award and you elect to participate in this Offer, you must exchange all of your Eligible Options. Partial exchanges of less than all of your Eligible Options are not permitted.

30.	May I exchange the remaining portion of an Eligible Option award that I have already partially exercised?

Yes, any remaining outstanding, unexercised Eligible Options under an award may be exchanged.

31.	May I exchange both the vested and unvested portions of an Eligible Option award?

Yes. Each Eligible Option award exchanged must be exchanged in its entirety, whether or not it is partially or fully vested. Each Replacement Option award was unvested at the time it was granted and will become vested according to a new vesting schedule described in the answer to Question 8 above.

32.	When will I receive my Replacement Option grant documents?

The form of Replacement Option Agreement applicable to your Replacement Options is enclosed herewith. If your Eligible Options were awarded pursuant to the Senior Management Option Agreement and you elect to exchange your Eligible Option award for a Replacement Option award, your Replacement Option award will be governed by the terms of the CC Media Senior Management Replacement Option Agreement; otherwise, your Replacement Option award will be governed by the terms of the CC Media Executive Replacement Option Agreement. If you elect to participate in the Offer and your Eligible Options are accepted for exchange in the Offer, your individual Replacement Option Agreement will be mailed to you following the expiration of the Offer.

33.	What if I participate in the Offer and my employment with CC Media or any of its subsidiaries is terminated after the expiration of the Offer?

If you participate in the Offer and your employment with CC Media or any of its subsidiaries is terminated for any reason after the expiration of the Offer, you will have the exercise rights, if any, set forth in the form of Replacement Option Agreement applicable to your Replacement Options.

Each Replacement Option award will be subject to generally the same forfeiture conditions as the corresponding Eligible Option award, subject to the new vesting schedule and performance conditions.

34.	After I receive Replacement Options, what happens if the value of shares of CC Media’s Class A common stock underlying my Replacement Options decreases?

We are conducting the Exchange Program at this time because the value of shares of CC Media’s Class A common stock has declined. We can provide no assurance as to the value of shares of our Class A common stock at any time in the future.

35.	How do I determine whether my Eligible Option award will be more or less valuable than the Replacement Option award being offered in the Offer?

The potential value of both your Eligible Option award and the Replacement Option award will depend upon our Class A common stock price. If the price of our Class A common stock appreciates enough, an Eligible Option award would ultimately be more valuable that the corresponding Replacement Option award being offered. Set forth below is a table that provides examples of the potential intrinsic values of a sample Eligible Option award and the corresponding Replacement Option award under various illustrative stock price scenarios. The following table assumes that the sponsors realize a return on their investment through the receipt of cash proceeds from sale transactions, dividends or distributions. For purposes of the illustration, potential intrinsic values for Tranche 2 and Tranche 3 are included at or above stock prices that correspond to the cash per share that the sponsors would actually need to receive in order to meet the applicable performance-based vesting requirements for those tranches. The actual cash proceeds that the sponsors may receive for their shares in a transaction, dividend or distribution will not necessarily be equivalent to our Class A common stock price at that time. Even if our Class A common stock appreciates to the levels set forth in the table below, Tranche 2 and Tranche 3 of the Eligible Option award and the Replacement Option award will not vest unless and until there is a transaction, dividend or distribution through which the sponsors realize an actual return on their investment.

For illustrative purposes, the table set forth below assumes an award of Eligible Options to purchase 3,000 shares and that five years have passed since the grant date of the Replacement Option award. The illustrative stock price scenarios in the table set forth below are included solely for the purpose of comparing potential intrinsic values of the option awards and do not represent any projection, estimate or expectation regarding our Class A common stock price. See “Risks Factors—Risks Related to this Offer.”

Eligible Options		Replacement Options
Number of Options:	3,000	Number of Options:	1,500
Strike Price:	$36.00	Strike Price:	$10.00

Illustrative Class A stock price in five years:	Vested	Pre-Tax Gain if Exercised	Vested	Pre-Tax Gain if Exercised

$5.00	Tranche 1 only	$0	Tranche 1 only	$0

$15.00	Tranche 1 only	$0	Tranche 1 only	$2,500

$30.00	Tranche 1 only	$0	Tranche 1 & 2 only	$20,000

$45.00	Tranche 1 only	$9,000	Tranche 1 & 2 only	$35,000

$60.00	Tranche 1 only	$24,000	Tranche 1 & 2 only	$50,000

$80.00	Tranche 1 & 2 only	$88,000	Tranche 1, 2 & 3	$105,000

$100.00	Tranche 1, 2 & 3	$192,000	Tranche 1, 2 & 3	$135,000

$120.00	Tranche 1, 2 & 3	$252,000	Tranche 1, 2 & 3	$165,000

OTHER IMPORTANT QUESTIONS

36.	Are there any U.S. federal income tax consequences to my participation in the Exchange Program?

If you accept this Offer, under current U.S. law, we believe you will not recognize income for U.S. federal income tax purposes upon the receipt of Replacement Options in exchange for your Eligible Options. All Replacement Options will be characterized as “nonqualified” options for federal income tax purposes. This and other tax considerations relating to the exchange and the Replacement Options are described in Section 13 below under the heading “Material U.S. Federal Income Tax Consequences.” You should review this information carefully before deciding whether or not to participate in this Offer. You should also consult your personal tax advisor with any questions regarding the tax consequences of participating in the Exchange Program in the context of your own situation.

37.	How should I decide whether or not to participate?

The decision to participate must be each individual Eligible Person’s personal decision, and it will depend largely on each Eligible Person’s assumptions about the performance of publicly-traded stocks generally, our own stock price and our business. We encourage you to consult with your personal financial and tax advisors before deciding whether or not to participate in the Exchange Program.

RISK FACTORS

Participation in this Offer involves a number of potential risks and uncertainties, including those described below. The risks and uncertainties below and the risks and uncertainties set forth in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, filed on February 14, 2011, incorporated herein by reference, highlight the material risks of participating in this Offer. Eligible Persons should consider these risks and uncertainties, among other things, and are encouraged to speak with a financial, tax or legal advisor as necessary before deciding whether or not to participate in this Offer. In addition, we urge you to read all of the materials relating to this Offer before deciding whether or not to tender your Eligible Options for exchange.

Risks Related to this Offer

Your Replacement Options will cover fewer shares than the Eligible Options that you tender for exchange under this Offer.

Your Replacement Options represent the right to purchase fewer shares of common stock at a lower exercise price than the Eligible Options that may be tendered for exchange. The number of shares of Class A common stock represented by the Replacement Options will be equal to one-half of the number of shares represented by the Eligible Options tendered for exchange at the time immediately prior to the Eligible Options being cancelled.

If the price of our Class A common stock increased to above $36.00 after the date on which your Eligible Options were cancelled, your cancelled Eligible Options might have been worth more than the Replacement Options that you received in exchange for them.

There are many factors that affect the value of our Class A common stock, including some factors that are beyond our control, such as the performance of the global economy as a whole and the performance of the advertising industry in particular. It is possible that a combination of our performance and other macro factors, such as an improvement in the global economy and an increase in spending on advertising by businesses, could cause the value of our Class A common stock to increase in value substantially above $36.00. If this were to happen, it is possible that your exchanged Eligible Options (because they cover more shares) would have been worth more than the Replacement Options award being offered pursuant to this Offer. For example, assume, for illustrative purposes only, that you exchanged Eligible Options representing the right to purchase 3,000 shares of common stock with an exercise price equal to $36.00, for Replacement Options representing the right to purchase 1,500 shares of Class A common stock with an exercise price equal to $10.00 per share, and that the price of our Class A common stock increases to $100.00 per share. Under this example (which assumes that 100% of your Eligible Options and Replacement Options vest and become exercisable), if you had kept your exchanged Eligible Options and sold all 3,000 shares acquired upon exercise at $100.00 per share, you would have realized a pre-tax gain of $192,000. If, however, you exchanged your Eligible Options for Replacement Options, and sold all 1,500 shares acquired upon exercise of your Replacement Options at $100.00 per share, you would only realize a pre-tax gain of $135,000.

In evaluating whether to participate in the Offer and to exchange your Eligible Options, you should carefully consider whether you believe our stock price may increase to a level such that you would be economically better off if had you retained your Eligible Options.

If you exchange Eligible Options for Replacement Options and your employment with us or one of our subsidiaries terminates for any reason before the shares represented by the Replacement Options fully vest, you will forfeit any unvested portion of your Replacement Options.

If you elect to participate in this Offer, each Replacement Option award retained by you will have the vesting schedule described herein and will be subject to at least a one-year vesting schedule. Any vesting that has occurred for your time-based vesting Eligible Options will not transfer to the time-based vesting Replacement Options. A new four-year vesting term will apply to the time-based vesting Replacement Options. Therefore, any time-based vesting Replacement Options you receive in this Offer to Exchange may have less favorable vesting terms than those of the related Eligible Options you surrender. A new four-year vesting term will also apply to the performance-based vesting Replacement Options. This means that if the performance conditions are met during the new vesting period, you might have been better off had you continued holding the performance-based vesting Eligible Options rather than exchanging them for Replacement Options.

Generally, if you are no longer employed by us or one of our subsidiaries, your Replacement Options will cease to vest and any unvested portion of your Replacement Options will be cancelled as of the date of your termination. Accordingly, if you exchange Eligible Options for Replacement Options and your employment with us or one of our subsidiaries terminates for any reason before the Replacement Options vest, you will forfeit any unvested portion of your Replacement Options even if the shares represented by the Eligible Options were vested at the time the Eligible Options were tendered for exchange or would otherwise have become vested before your employment terminated.

Nothing in this Offer should be construed to confer upon you the right to remain an employee of CC Media or one of our subsidiaries. The terms of your employment with us remain unchanged by the Exchange Program. We cannot guarantee or provide you with any assurance that you will not be subject to involuntary termination or that you will otherwise remain in our employ until the grant date or vesting dates for the Replacement Options or thereafter.

If you are subject to the tax laws of another country, even if you are a resident of the United States, you should be aware that there may be other tax and social insurance consequences that may apply to you. You should consult your own tax advisors to discuss these consequences.

Business-Related Risks

For a discussion of risks associated with our business, please see the discussion of risks under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2010.

THIS OFFER

SECTION 1. Eligibility; Number of Replacement Options; Expiration Time.

Upon the terms and subject to the conditions of this Offer, we conditionally granted Replacement Options under the Plan which may be retained in exchange for Eligible Options that are properly tendered for exchange and not validly withdrawn in accordance with Section 4 of this Offer to Exchange before the “Expiration Time,” as we have defined this term below. The Replacement Options are subject to forfeiture if an Eligible Person becomes ineligible to participate in, or declines to participate in, the Offer.

Eligible Options are those currently outstanding options to purchase from CC Media shares of CC Media Class A common stock that (i) have an exercise price equal to $36.00, (ii) have an expiration date on or prior to September 10, 2019, (iii) were granted under the Plan pursuant to either the Senior Management Option Agreement or the Executive Option Agreement and (iv) are held by Eligible Persons.

An individual will be eligible to participate in the Exchange Program provided that during the entire Eligibility Period, which runs from and includes February 18, 2011 through the expiration of the Offer, he or she satisfies all of the following conditions:

•

Is actively employed by CC Media or a subsidiary of CC Media, or is receiving long-term disability benefits from CC Media or a subsidiary of CC Media, or is on one of the following short-term leaves, as defined by CC Media or such subsidiary:

•	Military leave;

•	Short-term disability leave;

•	Family medical leave;

•	Short-term personal leave;

•	Health leave; or

•	Other short-term leave approved by CC Media or such subsidiary; and

•	Holds at least one Eligible Option.

Current and former members of the board of directors of CC Media, including any member of the board of directors who also serves as an employee of CC Media or its subsidiaries, will not be eligible to participate in the Offer.

Even if you are an Eligible Person when the Exchange Program commences, you will only be eligible to retain Replacement Options in exchange for Eligible Options if you continue to meet all of the conditions of an Eligible Person throughout the entire Eligibility Period, including the date on which the Offer expires.

This Offer’s Expiration Time is 5:00 p.m., EST, on March 21, 2011, unless and until we, in our sole discretion, extend the period of time during which this Offer will remain open. If we extend the period during which this Offer remains open, the Expiration Time will be the latest time and date at which this Offer, as so extended, expires. See Section 14 of this Offer to Exchange for a description of our rights to extend, delay, terminate and amend this Offer.

If you elect to participate in the Exchange Program, you must exchange all of your Eligible Option awards. Partial exchanges of less than all of your Eligible Options are not permitted. If you have previously exercised a portion of an Eligible Option award, only the portion of that award which has not been exercised will be eligible to be exchanged for a Replacement Option award.

If you properly tender your Eligible Options and your Eligible Options are accepted for exchange, the exchanged Eligible Options will be cancelled and, subject to the terms of this Offer, you will be permitted to retain your Replacement Option award to acquire a certain number of shares of Class A common stock determined as described in Section 8 of this Offer to Exchange, subject to adjustments for any future stock splits, stock dividends and similar events and in accordance with the terms of the Plan. An Eligible Option award that is accepted for exchange will no longer be exercisable after the expiration of this Offer, unless the individual who tendered it for exchange ceases to be an Eligible Person before the end of the Eligibility Period, in which event the Replacement Option award will terminate, expire and/or be forfeited and the Eligible Option award will remain outstanding and exercisable in accordance with its terms, notwithstanding any action the Company may have taken to cancel the Eligible Option award or issue a Replacement Option award, which will be void and of no force or effect if the tendering individual ceases to be an Eligible Person before the expiration of the Eligibility Period.

The number of shares of Class A common stock represented by each Replacement Option award is equal to one-half of the number of shares of common stock represented by the Eligible Option award upon the grant date of the Replacement Option award.

Unless prevented by law or applicable regulations, Eligible Options accepted for exchange and cancelled will be replaced with Replacement Options granted under the Plan. Each Replacement Option award represents the right to purchase, at a lower exercise price per share, fewer shares than the Eligible Option award for which it is exchanged. The exercise price of the Replacement Options is equal to $10.00.

We did not issue any Replacement Options exercisable for fractional shares. Instead, if the exchange formula, when applied to an exchange of an Eligible Option award for a Replacement Option award, yields a fractional number of shares, we rounded up to the nearest whole number the shares.

Each Replacement Option award:

•	has a per share exercise price equal to $10.00;

•	was unvested at the time it was granted;

•	subject to the Eligible Person’s continuing employment, will vest, subject to the Eligible Person’s continuing employment, as follows:

•

Tranche 1: Tranche 1 Options will vest and become exercisable in four equal annual installments on each of the first, second, third and fourth anniversaries of the grant date of the Replacement Options.

•

Tranche 2: Tranche 2 Options will become eligible to vest (subject to our achieving a 0.5x Return to Investor (as defined in the applicable Replacement Option Agreement)) in four equal annual installments on each of the first, second, third and fourth anniversaries of the grant date of the Replacement Options. Tranche 2 Options that are eligible to vest shall only vest and become exercisable upon the achievement of a 0.5x Return to Investor. Subject to the other terms and provisions of the applicable Replacement Option Agreement and the Plan, Tranche 2 Options not eligible to vest on the date a 0.5x Return to Investor is achieved shall thereafter vest and become exercisable when they become eligible to vest.

•

Tranche 3: Tranche 3 Options will become eligible to vest (subject to our achieving a 2.0x Return to Investor (as defined in the applicable Replacement Option Agreement)) in four equal annual installments on each of the first, second, third and fourth anniversaries of the grant date of the Replacement Options. Tranche 3 Options that are eligible to vest shall only vest and become exercisable upon the achievement of a 2.0x Return to Investor. Subject to the other terms and provisions of the applicable Replacement Option Agreement and the Plan, Tranche 3 Options not eligible to vest on the date a 2.0x Return to Investor is achieved shall thereafter vest and become exercisable when they become eligible to vest.

•	is exercisable on substantially similar terms (other than vesting schedule, exercise price, performance conditions and number of shares) as the Eligible Option that may be exchanged;

•	will have a ten-year term from the grant date of the Replacement Options; and

•	is a nonqualified stock option.

If we materially change the terms of this Offer or the information concerning this Offer, or if we waive a material condition of this Offer, we will extend this Offer in accordance with applicable legal requirements. Except for a change in price, the amount of time by which we will extend this Offer following a material change in the terms of this Offer or information concerning this Offer will depend on the facts and circumstances, including the relative materiality of such terms or information. If we materially change the terms of this Offer we will publish notice or otherwise notify you of our action in writing, in accordance with applicable legal requirements.

SECTION 2. Purpose of this Offer.

We have granted stock options to certain of our key employees and executive officers consistent with the view that stock-based incentive compensation plays a key role in our being able to recruit, motivate and retain qualified individuals to serve in leadership roles. While our compensation packages generally include a number of different components, we believe equity compensation is a key component as it encourages members of our leadership team to work toward our success and aligns their interests with those of our shareholders by providing them with a means by which they can benefit from increasing the value of shares of our common stock. We believe that it is beneficial to our shareholders to maintain an incentive pool of shares that can be granted to retain and incentivize our key employees and executive officers

We granted options to purchase shares of our Class A common stock under the Plan at an exercise price equal to $36.00, of which options to purchase 5,532,052 shares are currently outstanding. The exercise price of these stock options is significantly higher than the current market price of our Class A common stock. Although we continue to believe that stock options are an important component of our compensation program, we believe that options with an exercise price equal to $36.00 are perceived by their holders as having a reduced incentive and retention value due to the difference between the exercise prices and the current market price of our Class A common stock. As a result, these options are not providing the incentives and retention value that our board of directors believes are necessary to our future success and growth in the value of our shares. Therefore, we would like to offer you the opportunity to exchange these Eligible Options for Replacement Options to purchase a reduced number of shares at an exercise price closer to the current market price of our Class A common stock, subject to certain time-based and performance-based vesting restrictions.

Neither we nor our compensation committee nor our board of directors makes any recommendation as to whether you should elect to exchange your Eligible Options, nor have we authorized any person to make any such recommendation. You are urged to evaluate carefully all of the information in this Offer to Exchange. You must make your own decision whether to elect to exchange your Eligible Options.

SECTION 3. Procedures for Electing to Exchange Eligible Options.

Proper Exchange of Eligible Options. If you wish to participate in the Exchange Program, you should complete and return an Election Form which accompanies this Offer to Exchange. Election Forms should be sent to CC Media Holdings, Inc. by one of the following methods:

•	by regular mail to CC Media Holdings, Inc., 20880 Stone Oak Parkway, San Antonio, Texas 78258, Attn: Judy K. Mesecher, Director of Retirement Benefits;

•	by facsimile to (210) 253-4641; or

•	by e-mail to stockplans@clearchannel.com.

Election Forms should not be sent via inter-office mail. To participate, your Election Form must be received by us no later than 5:00 p.m., EST, on March 21, 2011, unless this Offer is extended by us. You will receive a confirmation by e-mail after our receipt of your completed Election Form. If your Eligible Options are properly tendered for exchange and accepted by us for exchange, you will receive a final confirmation notice following the expiration of this Offer. The final confirmation notice will confirm that your Eligible Options have been accepted for exchange and cancelled and will set forth the number of shares of Class A common stock underlying your Replacement Options and the per share exercise price. If you elect to participate in the Offer and your Eligible Options are accepted for exchange in the Offer, your individual Replacement Option Agreement will be mailed to you following the expiration of the Offer.

If we do not receive your Election Form by the Expiration Time, then you will not be able to participate in the Exchange Program, your Replacement Options will terminate, expire and/or be forfeited and each Eligible Option currently held by you will remain intact with its original exercise price and with its other original terms.

The method of delivery of all documents to us, including the Election Form, is at the election and risk of the electing Eligible Person. It is your responsibility to allow sufficient time to ensure timely delivery to and receipt by us of any documents you elect to send to us.

Determination of Validity; Rejection of Eligible Options; Waiver of Defects; No Obligation to Give Notice of Defects. We will determine, in our sole discretion, all questions as to the validity, form, eligibility, including time of receipt, and acceptance of any documentation relating to the exchange of Eligible Options. Our determination of these matters will be final, conclusive and binding on all persons. We reserve the right to reject any or all Eligible Options tendered for exchange that we determine are not in appropriate form or that we determine are unlawful to accept or are not timely tendered. We also reserve the right, in our reasonable discretion, to waive any of the conditions of this Offer or any defect or irregularity in any tender of Eligible Options for exchange. If we waive any of the conditions of this Offer, we will do so for all Eligible Persons. No tender of Eligible Options for exchange will be deemed to have been properly made until all defects or irregularities have been cured by the electing Eligible Person or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities, nor will anyone incur any liability for failure to give any such notice.

Our Acceptance Constitutes an Agreement. Your election to exchange Eligible Options pursuant to the procedures described above constitutes your acceptance of the terms and conditions of this Offer. Our acceptance of the Eligible Options that you tender for exchange pursuant to this Offer will constitute our binding agreement with you upon the terms and subject to the conditions of this Offer.

Subject to our rights to extend, terminate and amend this Offer, we currently expect that we will accept promptly after the expiration of this Offer all properly tendered Eligible Options that have not been validly withdrawn.

SECTION 4. Withdrawal Rights.

You may only withdraw your tendered Eligible Options in accordance with the provisions of this Section 4. You may withdraw your tendered Eligible Options at any time before the Expiration Time (5:00 p.m., EST, on March 21, 2011). If the Expiration Time is extended by us, you can withdraw your tendered Eligible Options at any time until the Expiration Time as extended for this Offer.

To validly withdraw tendered Eligible Options, you must submit a properly completed Withdrawal Form. We must receive the Withdrawal Form before the Expiration Time. It is your responsibility to confirm that we received your Withdrawal Form indicating the withdrawal of your tendered Eligible Options before the Expiration Time. If you elect to withdraw any Eligible Option award, you will be deemed to have withdrawn all of your Eligible Option awards. Partial withdrawals of less than all of your Eligible Options are not permitted.

Withdrawals that follow the aforementioned procedures will be considered valid and your Eligible Options will not be considered tendered for exchange. In order to subsequently exchange Eligible Options that were subject to a valid withdrawal, you must properly re-tender for exchange those Eligible Options before the Expiration Time by following the procedures described in Section 3 of this Offer to Exchange.

Neither CC Media nor any other person is obligated to give notice of any defects or irregularities in any Withdrawal Form submitted to withdraw previously tendered Eligible Options, nor will anyone incur any liability for failure to give any such notice. We will determine, in our sole discretion, all questions as to the form and validity, including time of receipt, of notices of withdrawal. Our determination of these matters will be final, conclusive and binding.

SECTION 5. Acceptance of Eligible Options for Exchange and Retention of Replacement Options.

Upon the terms and subject to the conditions of this Offer, including those conditions listed in Section 7 of this Offer to Exchange, and promptly following the expiration of this Offer, we expect to accept for exchange all Eligible Options properly tendered for exchange and not validly withdrawn before the Expiration Time. Once your Eligible Options have been accepted for exchange and cancelled, you will receive a final confirmation notice confirming that those Eligible Options have been accepted for exchange and cancelled.

If your Eligible Options are properly tendered for exchange and accepted by us, subject to the terms of this Offer, we will cancel your tendered Eligible Options, and you will be permitted to retain the Replacement Options that were conditionally granted on February 17, 2011.

If you cease to be an Eligible Person at any time during the Eligibility Period, your election to participate in this Offer will be automatically voided, your Replacement Options will terminate, expire and/or be forfeited and your existing Eligible Options will remain outstanding and exercisable in accordance with their respective terms, notwithstanding any action the Company may have taken to cancel the Eligible Options or issue Replacement Options.

For purposes of this Offer, we will be deemed to have accepted for exchange Eligible Options that are validly tendered for exchange and not properly withdrawn when we give written notice to the Eligible Persons of our acceptance for exchange of their Eligible Options. We intend to give you this notice by e-mail following the expiration of this Offer. Subject to our rights to extend, terminate and amend this Offer, you will receive your individual Replacement Option Agreement following the expiration of this Offer.

SECTION 6. Price Range of Common Stock Underlying the Eligible Options.

Shares of our common stock are traded on the Over the Counter Bulletin Board (“OTCBB”) under the ticker symbol “CCMO.” The following quotations obtained from the OTCBB reflect the high and low bid prices for our Class A common stock based on inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

	Class A Common Stock
	Market Price
	High	Low

2011
First Quarter (through February 16, 2011)	$9.00	$7.49

2010
First Quarter	$4.95	$2.60
Second Quarter	16.00	4.20
Third Quarter	8.00	5.00
Fourth Quarter	11.00	6.00

2009
First Quarter	$2.45	$0.51
Second Quarter	2.45	0.65
Third Quarter	1.75	0.75
Fourth Quarter	4.00	1.11

As of February 16, 2011, the closing price of our Class A common stock as reported by the OTCBB was $7.50 per share. There is no established trading market for employee stock options to purchase shares of our Class A common stock.

We recommend that you obtain current market quotations for our Class A common stock before deciding whether to participate in the Exchange Program.

SECTION 7. Conditions of this Offer.

Notwithstanding any other provision of this Offer, we will not be required to accept any Eligible Options tendered for exchange, and we may terminate or amend this Offer, or postpone our acceptance and cancellation of any Eligible Options tendered for exchange, in each case subject to rules promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), if at any time on or after the date hereof and prior to the Expiration Time any of the following events has occurred, or has been determined by us to have occurred or to be likely to occur and, in our reasonable judgment, makes it inadvisable to proceed with this Offer:

(a) there shall have been threatened or instituted or be pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, before any court, authority, agency or tribunal that directly or indirectly challenges the making of this Offer, the acceptance for exchange or cancellation of some or all of the Eligible Options tendered for exchange pursuant to this Offer or the issuance of Replacement Options;

(b) there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to this Offer or any Eligible Options tendered for exchange, or to us, by any court or any authority, agency or tribunal that would or might directly or indirectly:

(i) make the acceptance for exchange of some or all of the Eligible Options tendered for exchange illegal or otherwise restrict or prohibit consummation of this Offer;

(ii) delay or restrict our ability, or render us unable, to accept for exchange or cancel some or all of the Eligible Options tendered for exchange;

(iii) materially impair (such as by increasing the accounting or other costs of this Offer to us) the contemplated benefits of this Offer to us; or

(iv) materially and adversely affect the business, condition (financial or other), income or operations of CC Media;

(c) there shall have occurred:

(i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;

(ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory, or any limitation, or any event which, in our reasonable judgment, might affect the extension of credit by lending institutions in the United States;

(iii) the commencement or escalation of a war, armed hostilities or other international or national crisis directly or indirectly involving the United States;

(iv) any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that might affect, the extension of credit by banks or other lending institutions in the United States;

(v) any significant increase or decrease in the market value of shares of our Class A common stock;

(vi) any change in the general political, market, economic or financial conditions in the United States or abroad that could have a material adverse effect on the business, condition (financial or other) or operations of CC Media or on the trading in our Class A common stock; or

(vii) in the case of any of the foregoing existing at the time of the commencement of this Offer, a material acceleration or worsening thereof.

(d) a tender or exchange offer with respect to some or all of our common stock, or a merger or acquisition proposal for us, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed; or

(e) any change or changes shall have occurred in the business, condition (financial or other), assets, income or operations of CC Media that, in our reasonable judgment, is or may have a material adverse effect on CC Media.

The conditions to this Offer are for our benefit. We may assert them in our sole discretion regardless of the circumstances giving rise to them before the Expiration Time. We may waive them, in whole or in part, at any time and from time to time prior to the Expiration Time, in our reasonable discretion, whether or not we waive any other condition to this Offer. Our failure at any time to exercise any of these rights shall not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this Section 7 will be final and binding upon all persons.

SECTION 8. Source and Amount of Consideration; Terms of Replacement Options.

Consideration. Subject to applicable laws and regulations, we have issued Replacement Options to purchase shares of Class A common stock of CC Media under the Plan that may be retained in exchange for outstanding Eligible Options properly tendered for exchange and accepted by us. The number of shares of Class A common stock subject to each Replacement Option award conditionally granted pursuant to this Offer was determined as described below.

The number of shares of Class A common stock represented by each Replacement Option award is equal to one-half of the number of shares represented by each Eligible Option award tendered for exchange at the time immediately prior to the Eligible Option award being cancelled, rounded up to the nearest whole number.

The number of shares of Class A common stock you are entitled to purchase pursuant to a Replacement Option award will be determined as follows: multiply (i) the number of shares you would have been entitled to purchase pursuant to the Eligible Options you exchanged for the Replacement Options by (ii) 50.0%, and round up to the nearest whole number.

We did not issue any Replacement Options exercisable for fractional shares. Instead, in each case where the exchange formula yielded a fractional number of shares, we rounded up to the nearest whole number of shares.

For example, if an Eligible Person tendered an Eligible Option award representing the right to purchase 101 shares of Class A common stock having an exercise price equal to $36.00 per share, the Eligible Person would be permitted to retain a Replacement Option award representing the right to purchase 51 shares of Class A common stock having an exercise price equal to $10.00 per share in the exchange.

Terms of Replacement Options. The terms of your Replacement Options are substantially similar to those of the Eligible Options for which they may be exchanged, except that (i) the Replacement Options were conditionally granted on February 17, 2011; (ii) the Replacement Options are subject to a new vesting schedule and performance conditions as described herein and a new ten-year term from the grant date of the Replacement Options; (iii) the per share exercise price of the Replacement Options is equal to $10.00 and (iv) the number of shares underlying the Replacement Options is less than the number of shares underlying the Eligible Options they may be exchanged for as described above. If your Eligible Options were awarded pursuant to the Senior Management Option Agreement and you elect to exchange your Eligible Option award for a Replacement Option award, your Replacement Option award will be governed by the terms of the CC Media Senior Management Replacement Option Agreement; otherwise, your Replacement Option award will be governed by the terms of the CC Media Executive Replacement Option Agreement. Please refer to the form of Replacement Option Agreement included with this Offer.

The terms and conditions of your Eligible Options are set forth in the Eligible Option grant documents evidencing those grants and in the Plan. The description of the Replacement Options set forth herein is only a summary of some of the material provisions of the Replacement Option Agreements for those grants and the Plan, but is not complete. These descriptions are subject to, and qualified in their entirety by reference to, the actual provisions of the Replacement Option Agreements and the Plan. Additional information regarding each Plan may be found in the Form S-8 registration statement and related prospectus prepared by us in connection with such Plan. These documents can be obtained by contacting Penn King, Vice President, Total Rewards, at (210) 832-3488 or stockplans@clearchannel.com.

Exercise. Generally, you may exercise the vested portion of your Replacement Options at any time before the Replacement Options expire. Your vested Replacement Options will be exercisable for 10 years from the grant date.

Income Tax Consequences of the Option Exchange. Please refer to Section 13 of this Offer to Exchange for a discussion of the material U.S. federal income tax consequences of the exchange of Eligible Options under this Offer.

Registration and Sale of Option Shares. All shares of Class A common stock issuable upon exercise of options granted under the Plan, including the shares that will be issuable upon exercise of all Replacement Options, have been registered under the Securities Act of 1933 on one or more registration statements on Form S-8 filed with the SEC. Unless you are considered an “affiliate” of CC Media, you will be able to sell your option shares free of any transfer restrictions under SEC Rule 144 promulgated under the Securities Act of 1933.

IMPORTANT NOTE: The statements in this Offer to Exchange concerning the Plan and the Replacement Options are summaries. The statements are subject to, and are qualified in their entirety by reference to, the provisions of the Plan. Copies of the Plan and its prospectus are available by contacting Judy K. Mesecher, Director of Retirement Benefits, at (210) 253-5520 or stockplans@clearchannel.com.

SECTION 9. Information Concerning CC Media Holdings, Inc.

CC Media Holdings, Inc., the parent company of Clear Channel Communications, Inc., is a global media and entertainment company specializing in mobile and on-demand entertainment and information services for local communities and premier opportunities for advertisers. CC Media’s businesses include radio and outdoor displays. CC Media is a Delaware corporation, incorporated in 2007. CC Media’s principal executive offices are located at 200 East Basse Road, San Antonio, Texas 78209, and CC Media’s telephone number is (210) 832-3700. CC Media’s Internet address is http://www.ccmediaholdings.com.

Certain Financial Information. Set forth below is a summary of our financial information. This information is derived from and qualified by reference to our publicly available consolidated financial statements and should be read in conjunction with the financial statements, related notes and other financial information included in the sections entitled “Item 6. Selected Financial Data,” and “Item 8. Financial Statements and Supplementary Data” of our Annual Report on Form 10-K for the fiscal year ended December 31, 2010. See Section 16 of this Offer to Exchange for instructions on how you can obtain copies of the SEC reports that contain our audited financial statements and unaudited financial data. For information regarding the accounting consequences of this Offer, see Section 11 of this Offer to Exchange.

SUMMARY FINANCIAL INFORMATION

OF CC MEDIA HOLDINGS, INC.

	Years Ended December 31,
	2010	2009
	(in thousands, except per share data)
Summary of consolidated statements of operations:
Net revenue	$5,865,685	$5,551,909
Total operating expenses	5,000,844	9,239,055
Operating (loss)	864,841	(3,687,146)
Net (loss)	(462,853)	(4,409,036)
Net (loss) per share attributable to CC Media Holdings, Inc. common shareholders—basic and diluted	$(5.94)	$(49.71)

	As of December 31,
	2010	2009
	(in thousands, except per share data)
Balance Sheet Data:
Total current assets	$3,622,658	$3,658,845
Total non-current assets	13,857,209	14,388,256
Total current liabilities	2,118,064	1,544,136
Total long-term liabilities	22,566,489	23,347,703
Total shareholders’ (deficit)	(7,204,686)	(6,844,738)
Shareholders’ (deficit) (book value)—per share	(88.23)	(84.20)
Ratio of earnings to fixed charges(a)	N.A.	N.A.

(a)	The ratio of earnings to fixed charges was less than 1:1 for each period presented above due to losses incurred by the Company during each respective period. The Company would have needed additional earnings of $617.5 million and $4.50 billion for the years ended December 31, 2010 and December 31, 2009, respectively, to achieve coverage of 1:1.

For information regarding the accounting consequences of the exchange offer, see Section 11 (“Status of Eligible Options Acquired by Us in this Offer; Accounting Consequences of this Offer.”) below.

SECTION 10. Interests of Directors, Executive Officers and Affiliates; Transactions and Arrangements Concerning the Eligible Options.

A list of our directors and executive officers as of February 17, 2011 is attached to this Offer to Exchange as Schedule A, which is incorporated by reference. Members of the board of directors of CC Media, including any member of the board of directors who also serves as an employee of CC Media or its subsidiaries, will not be eligible to participate in the Offer. For information with respect to the beneficial ownership of our common stock and stock options by those directors and our named executive officers as of April 1, 2010, please refer to our definitive proxy statement on Schedule 14A filed with the SEC on April 26, 2010 and (i) the Initial Statement of Beneficial Ownership of Securities on Form 3 filed with the SEC on January 12, 2010 by Thomas W. Casey and the Statement of Changes in Beneficial Ownership of Securities on Form 4 filed with the SEC on January 4, 2011 by Thomas W. Casey, (ii) the Initial Statement of Beneficial Ownership of Securities on Form 3 filed with the SEC on January 14, 2010 by Robert H. Walls, Jr. and the Statement of Changes in Beneficial Ownership of Securities on Form 4 filed with the SEC on January 4, 2011 by Robert H. Walls, Jr., (iii) the Initial Statement of Beneficial Ownership of Securities on Form 3 filed with the SEC on October 1, 2010 by Irving L. Azoff and (iv) the Initial Statement of Beneficial Ownership of Securities on Form 3 filed with the SEC on May 6, 2010 by Scott D. Hamilton.

None of CC Media or our subsidiaries, our executive officers, directors or affiliates has effected transactions in options to purchase CC Media common stock or in shares of CC Media common stock during the 60 days prior to February 17, 2011.

Except as described in this Offer to Exchange, our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, our definitive proxy statement on Schedule 14A filed with the SEC on April 26, 2010, and other than outstanding stock options and other awards granted from time to time to certain of our employees (including executive officers) and our non-employee directors under our compensation and incentive plans, neither we nor any person controlling us nor, to our knowledge, any of our directors or executive officers, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the exchange offer with respect to any of our securities (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations).

SECTI ON 11. Status of Eligible Options Acquired by Us in this Offer; Accounting Consequences of this Offer.

Each Eligible Option that we acquire pursuant to this Offer will be cancelled. Subsequently, the shares of Class A common stock subject to an exchanged Eligible Option will be available for future awards. Consistent with the terms of the Plan, the pool of shares available for the grant of future awards under the Plan will be increased by the number of shares equal to the difference between (a) the number of shares subject to tendered Eligible Options granted under the Plan and (b) the number of shares subject to the corresponding Replacement Options granted under the Plan which do not terminate, expire and/or become forfeited upon the termination of this Offer.

We have adopted the provisions of Financial Accounting Standards Codification Topic 718 (formerly referred to as Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (Revised), or SFAS 123(R)), regarding accounting for share-based payments. Under FASC Topic 718, we will recognize the incremental compensation cost of the Replacement Options. The incremental compensation cost will be measured as the excess, if any, of the fair value of the Replacement Options exchanged for surrendered Eligible Options, over the fair value of the Eligible Options surrendered in exchange for the Replacement Options. The fair value of Replacement Options will be measured as of the date they were granted and the fair value of the Eligible Options surrendered will be measured immediately prior to the cancellation. This incremental compensation cost will be recognized in compensation expense ratably over the vesting period of the time-based vesting Replacement Options. For the performance-based vesting Replacement Options, compensation cost will be recognized when it becomes probable that the performance conditions will be satisfied. We expect that the fair value of Eligible Options surrendered will not be significantly different than the fair value of the Replacement Options replacing them, and we do not expect to recognize any significant incremental compensation expense for financial reporting purposes as a result of this Offer. As would be the case with Eligible Options, in the event that any of the Replacement Options are forfeited prior to their vesting due to termination of employment, the compensation cost for the forfeited Replacement Options will not be recorded.

Since these factors cannot be predicted with any certainty at this time and will not be known until the expiration of this Offer, we cannot predict the exact amount of the charge that would result from this Offer.

SECTION 12. Legal Matters; Regulatory Approvals.

We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our grant of Replacement Options in exchange for Eligible Options as contemplated by this Offer. If any approval or other action by any government or governmental, administrative or regulatory authority or agency is required for the acquisition or ownership of our options and a procedure for obtaining such approval or other action is practically available we presently contemplate that we will undertake commercially reasonable steps to obtain such approval or take such other action. We are unable to predict whether we may in the future determine that we are required to delay the acceptance of Eligible Options or not accept Eligible Options for exchange pending the outcome of any such matter. We cannot assure you that any such approval or other action, if needed, can be obtained or can be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligation under this Offer to accept Eligible Options tendered for exchange and to permit Eligible Persons to retain Replacement Options in exchange for Eligible Options tendered for exchange is subject to conditions, including the conditions described in Section 7 of this Offer to Exchange.

SECTION 13. Material U.S. Federal Income Tax Consequences.

The following section provides a general summary of material federal income tax consequences associated with the Exchange Program and the Replacement Options, and does not constitute tax advice. The information provided in this section is based on the Internal Revenue Code, Treasury Regulations and administrative and judicial authorities as of the date of this Offer, all of which may change, possibly on a retroactive basis. This section does not discuss other federal tax consequences (such as employment or estate and gift taxes) or state, local or non-U.S. tax consequences. This section may not discuss all of the tax consequences that are relevant to you in light of your particular circumstances. You should consult with your tax advisor for further information with respect to the federal, foreign, state, local, and any other tax consequences of your participation in the Exchange Program.

Federal Income Tax Consequences of the Exchange of Options. If you tender Eligible Options for cancellation in exchange for Replacement Options, you will not recognize income for federal income tax purposes. Similarly, the grant of the Replacement Options will not cause you to recognize income for federal income tax purposes. Since none of the Replacement Options will be incentive stock options, the tax consequences of incentive stock options are not summarized below.

Non-Qualified Stock Options. A recipient will not generally recognize any taxable income upon the grant of a nonqualified stock option and the Company will not receive a deduction at the time of such grant unless such option has a readily ascertainable fair market value (as determined under applicable tax law) at the time of grant. Upon exercise of a nonqualified stock option, the recipient generally will recognize ordinary income in an amount equal to the excess of the fair market value of the shares of stock on the date of exercise over the exercise price. Upon a subsequent sale of such shares by the recipient, the recipient will recognize short-term or long-term capital gain or loss depending upon his or her holding period of such shares of stock. Subject to the limitations applicable provisions of the Internal Revenue Code (as described below), the Company will generally be allowed a deduction equal to the amount recognized by the recipient as ordinary income.

Certain Other Tax Issues. In addition to the matters described above, (i) any entitlement to a tax deduction on the part of the Company is subject to applicable federal tax rules, and (ii) if the exercisability or vesting of any option is accelerated because of a change in control, such option (or a portion thereof), either alone or together with certain other payments, may constitute non-deductible excess parachute payments under Section 280G of the Internal Revenue Code, which may be subject to a 20% excise tax on recipients. Officers and directors of the Company subject to Section 16(b) of the Exchange Act may be subject to special tax rules regarding the income tax consequences concerning their options.

As noted above, this discussion is only a summary of material federal income tax considerations and is not a substitute for professional tax advice. Before you decide whether to participate in the Exchange Program, we urge you to consult with your own tax advisor for an explanation of the federal income and other tax considerations that apply in the context of your own situation.

SECTION 14. Extension of Offer; Termination; Amendment.

We expressly reserve the right, in our sole discretion, at any time and from time to time, and regardless of whether or not any event set forth in Section 7 of this Offer to Exchange has occurred or is deemed by us to have occurred, to extend the period of time during which this Offer is open, and, by doing so, delay the acceptance for exchange of any Eligible Options, by giving oral or written notice of the extension to the Eligible Persons eligible to participate in the exchange or making a public announcement of the extension.

We also expressly reserve the right, in our reasonable judgment, before the Expiration Time, including the Expiration Time as the same may be extended, to terminate or amend this Offer or to postpone our acceptance and cancellation of any Eligible Options tendered for exchange upon the occurrence of any of the conditions specified in Section 7 of this Offer to Exchange by giving oral or written notice of the termination, amendment or postponement to the Eligible Persons eligible to participate in the Exchange Program or making a public announcement of the termination, amendment or postponement. If this Offer is terminated or withdrawn, Replacements Options will terminate, expire and/or be forfeited and any Eligible Options tendered for exchange will remain outstanding and retain their existing terms, including the existing exercise price, vesting schedule, performance conditions and expiration date. Any termination or withdrawal of this Offer will be treated as if no offer to exchange was ever made.

Subject to compliance with applicable law, we further reserve the right, in our sole discretion, and regardless of whether any event set forth in Section 7 of this Offer to Exchange has occurred or is deemed by us to have occurred, to terminate this Offer or amend this Offer in any respect.

Amendments to this Offer may be made at any time and from time to time by public announcement of the amendment. In the case of an extension of the Expiration Time, the amendment must be announced no later than 9:00 a.m., EST, on the next business day after the last previously scheduled or announced Expiration Time. Any public announcement made pursuant to this Offer will be disseminated promptly to Eligible Persons in a manner reasonably designed to inform Eligible Persons of the change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we have no obligation to publish, advertise or otherwise communicate any public announcement other than by making a press release. For purposes of this Offer, a “business day” means any day other than Saturday, Sunday or a federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, EST.

If we materially change the terms of this Offer or the information concerning this Offer, or if we waive a material condition of this Offer, we will extend this Offer in accordance with applicable legal requirements. Except for a change in price, the amount of time by which we will extend this Offer following a material change in the terms of this Offer or information concerning this Offer will depend on the facts and circumstances, including the relative materiality of such terms or information. If we materially change the terms of this Offer or the information concerning this Offer, we will publish notice or otherwise notify you of our action in writing, in accordance with applicable legal requirements. If this Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such material change is first published, sent or given, we will extend this Offer so that this Offer is open at least 10 business days following the publication, sending or giving of such notice.

SECTION 15. Fees and Expenses.

We will not pay any fees or commissions to any broker, dealer or other person for soliciting elections to exchange Eligible Options pursuant to this Offer.

SECTION 16. Additional Information.

This Offer to Exchange is a part of a Tender Offer Statement on Schedule TO that we have filed with the SEC. This Offer to Exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials that we have filed with the SEC before making a decision on whether to exchange Eligible Options:

(a) CC Media Holdings, Inc.’s Annual Report on Form 10-K, for the fiscal year ended December 31, 2010, filed with the SEC on February 14, 2011.

(b) CC Media Holdings, Inc.’s Definitive Proxy Statement for the 2010 Annual Meeting of Shareholders, filed with the SEC on April 26, 2010.

(c) CC Media Holdings, Inc.’s registration statement on Form S-8 (registering shares to be granted under the Plan), filed with the SEC on July 30, 2008.

(d) Description of our Class A common stock contained in our registration statement on Form 8-A, filed with the SEC on July 30, 2008.

We hereby incorporate by reference into this Offer to Exchange all documents (other than information furnished under Item 2.02 or 7.01 in Current Reports on Form 8-K) that we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Offer to Exchange and until the expiration of termination of this Offer, and such documents will be a part of this Offer to Exchange from the date of the filing thereof. Any statement contained in this Offer to Exchange or in a document incorporated or deemed to be incorporated by reference into this Offer to Exchange will be deemed to be modified or superseded for purposes of this Offer to Exchange to the extent that a statement contained in this Offer to Exchange or in any other subsequently filed document that also is or is deemed to be incorporated by reference into this Offer to Exchange conflicts with, negates, modifies or supersedes that statement. Any statement that is modified or superseded will not constitute a part of this Offer to Exchange, except as modified or superseded.

These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings may be examined, and copies may be obtained, at the following SEC public reference room:

100 F Street, N.E. Room 1580 Washington, D.C. 20549

Our SEC filings are also available to the public on the SEC’s internet site at http://www.sec.gov or from our web site at http://www.ccmediaholdings.com.

We will also provide, without charge, to each person to whom a copy of this Offer to Exchange is delivered, upon the written or oral request of any such person, a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to:

CC Media Holdings, Inc. Attention: Investor Relations 200 East Basse Road San Antonio, Texas 78209

or by telephoning Randy Palmer at (210) 822-2828.

The information contained in this Offer to Exchange about CC Media should be read together with the information contained in the documents to which we have referred you.

As you read the foregoing documents, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this Offer to Exchange, you should rely on the statements made in the most recently dated document.

SECTION 17. Miscellaneous.

This Offer to Exchange and our SEC reports referred to above include “forward-looking statements.” You can identify these statements by the fact that they do not relate strictly to historical or current facts. They contain words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “may,” “can,” “could,” “might,” “should” and other words or phrases of similar meaning. Any or all of the forward-looking statements included in this Offer to Exchange and our SEC reports or other public statements made by us are not guarantees of future performance and may turn out to be inaccurate. This can occur as a result of incorrect assumptions or as a consequence of known or unknown risks and uncertainties. These factors include, among other things, the risk factors and other cautionary statements included in our most recently filed reports on Form 10-K and Form 10-Q. Forward-looking statements speak only as of the date they are made. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

The safe harbor provided in the Private Securities Litigation Reform Act of 1995, by its terms, does not apply to statements made in connection with this Offer.

We are not aware of any jurisdiction where the making of this Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of this Offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with that law. If, after a good faith effort, we cannot comply with an applicable law, this Offer will not be made to, nor will elections to exchange Eligible Options be accepted from or on behalf of, the Eligible Persons residing in a jurisdiction where that law is applicable.

We have not made nor have we authorized any person to make on our behalf any recommendation as to whether you should elect to exchange or refrain from exchanging your Eligible Options pursuant to this Offer. You should rely only on the information contained in this Offer to Exchange or other information to which we have in this Offer to Exchange referred you. We have not authorized anyone to give you any information or to make any representations in connection with this Offer other than the information and representations contained in this Offer to Exchange, the related Election Form or Replacement Option Agreement. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.

CC Media Holdings, Inc.

February 18, 2011

SCHEDULE A

INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS OF

CC MEDIA HOLDINGS, INC.

The directors and executive officers of CC Media Holdings, Inc. and their positions with the Company as of February 17, 2011 are set forth in the following table:

Name	Position(s) with the Company
Mark P. Mays	Chairman, President, Chief Executive Officer and Director
David C. Abrams	Director
Irving L. Azoff	Director
Steven W. Barnes	Director
Richard J. Bressler	Director
Charles A. Brizius	Director
Thomas W. Casey	Executive Vice President and Chief Financial Officer
John P. Connaughton	Director
Ronald H. Cooper	President and Chief Executive Officer—Outdoor Americas
C. William Eccleshare	President and Chief Executive Officer—Outdoor International
Scott D. Hamilton	Senior Vice President, Chief Accounting Officer and Assistant Secretary
Blair E. Hendrix	Director
John E. Hogan	President and Chief Executive Officer—Clear Channel Radio
Jonathon S. Jacobson	Director
Ian K. Loring	Director
L. Lowry Mays	Chairman Emeritus
Randall T. Mays	Vice Chairman and Director
Scott M. Sperling	Director
Robert H. Walls, Jr.	Executive Vice President, General Counsel and Secretary

The address of each director and executive officer is: c/o CC Media Holdings, Inc., 200 East Basse Road, San Antonio, Texas 78209.

A-1